                               INTERPACKET GROUP, INC.


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               SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

                                  NOVEMBER 12, 1999

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



                                  TABLE OF CONTENTS

                                                                                 PAGE

SECTION 1  AUTHORIZATION AND SALE OF PREFERRED STOCK . . . . . . . . . . . . . . . .1
     1.1   Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2   Sale of Series A Preferred. . . . . . . . . . . . . . . . . . . . . . . .1

SECTION 2  CLOSING DATE; DELIVERY. . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.1   Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.2   Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SECTION 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . .2
     3.1   Organization and Standing; Certificate and Bylaws . . . . . . . . . . . .2
     3.2   Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     3.3   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     3.4   Authorization; No Breach. . . . . . . . . . . . . . . . . . . . . . . . .3
     3.5   Equity Investments; Subsidiaries. . . . . . . . . . . . . . . . . . . . .4
     3.6   Ownership of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.7   Material Contracts and Other Commitments. . . . . . . . . . . . . . . . .5
     3.8   Tax Returns and Audits. . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.9   Litigation, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.10  Title to Properties; Liens and Encumbrances . . . . . . . . . . . . . . .6
     3.11  Licenses, Trademarks, Patents and Other Rights. . . . . . . . . . . . . .6
     3.12  Compliance with Laws and Other Instruments. . . . . . . . . . . . . . . .7
     3.13  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.14  Offering. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.15  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.16  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . .8
     3.17  ERISA; Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.18  Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.19  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.20  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.21  Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.22  Suppliers and Customers . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.23  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 4  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. . . . . . . . . . . . 12
     4.1   Accredited Investor . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.2   Experience. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.3   Economic Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.4   Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.5   Execution, Delivery and Performance . . . . . . . . . . . . . . . . . . 12
     4.6   Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.7   No Public Market. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


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

     4.8   Access to Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.9   Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 5  CONDITIONS TO CLOSING OF PURCHASERS . . . . . . . . . . . . . . . . . . 13
     5.1   Representations and Warranties Correct; No Material Adverse
           Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.2   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.3   Compliance Certificate. . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.4   Opinion of Company's Counsel. . . . . . . . . . . . . . . . . . . . . . 14
     5.5   Investor Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . 14
     5.6   Letter Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.7   Governmental Authorizations, etc. . . . . . . . . . . . . . . . . . . . 14
     5.8   Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . 15
     5.9   Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.10  Approval of Investment Committee. . . . . . . . . . . . . . . . . . . . 15
     5.11  Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.12  Co-Sale First Amendment.. . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 6  CONDITIONS TO CLOSING OF THE COMPANY. . . . . . . . . . . . . . . . . . 15
     6.1   Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.2   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.3   Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.4   Transaction Documents . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.5   Governmental Authorizations, etc. . . . . . . . . . . . . . . . . . . . 16
     6.6   Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . 16

SECTION 7  COVENANTS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . 16
     7.1   Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.2   Inspection; Additional Information. . . . . . . . . . . . . . . . . . . 17
     7.3   Confidential Treatment of Information . . . . . . . . . . . . . . . . . 17
     7.4   Keeping of Records and Books of Account . . . . . . . . . . . . . . . . 17
     7.5   Life Insurance on Senior Management . . . . . . . . . . . . . . . . . . 18
     7.6   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.7   Preservation of Existence; Amendment of Certificate and Bylaws. . . . . 18
     7.8   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.9   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.10  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.11  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.12  Merger; Sales of Assets, etc. . . . . . . . . . . . . . . . . . . . . . 19
     7.13  Limitation on Affiliate Transactions. . . . . . . . . . . . . . . . . . 20
     7.14  Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . . . . 21


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
     7.15  Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.16  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.17  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.18  Enforcement of Voting Agreement . . . . . . . . . . . . . . . . . . . . 22
     7.19  Resignation of Peter Zimble . . . . . . . . . . . . . . . . . . . . . . 23

SECTION 8  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; COMPLIANCE WITH
           SECURITIES ACT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1   Restrictions on Transferability . . . . . . . . . . . . . . . . . . . . 23
     8.2   Restrictive Legends . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.3   Notice of Proposed Transfers. . . . . . . . . . . . . . . . . . . . . . 24

SECTION 9  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.1   General Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.2   Indemnification Principles. . . . . . . . . . . . . . . . . . . . . . . 25
     9.3   Claim Notice; Right to Defend . . . . . . . . . . . . . . . . . . . . . 25
     9.4   Survival of Representations and Warranties. . . . . . . . . . . . . . . 26

SECTION 10 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.1  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.2  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.3  Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.4  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.5  Nouns and Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.6  Exchanges; Lost, Stolen or Mutilated Certificates . . . . . . . . . . . 28
     10.7  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.8  Entire Agreement; Amendment . . . . . . . . . . . . . . . . . . . . . . 28
     10.9  Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.10 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.11 Descriptive Headings. . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.12 Facsimile Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.13 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                       EXHIBITS

     A     -   Schedule of Purchasers
     B     -   Restated Certificate of Incorporation
     C     -   Schedule of Exceptions
     D     -   Opinion of Riordan & McKinzie
     E     -   Investor Rights Agreement
     F(1)  -   Consultant Letter
     F(2)  -   Confidentiality Letter
     F(3)  -   Board Letter
     F(4)  -   Online Services Sideletter Agreement
     G     -   Voting Agreement
     H     -   Co-Sale First Amendment

                               INTERPACKET GROUP, INC.

               SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


     THIS SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of November 12, 1999 by and among InterPacket Group, Inc., a Delaware corporation (the "Company"), and each of the entities listed on the Schedule of Purchasers attached hereto as EXHIBIT A (each a "Purchaser" and, collectively, the "Purchasers").


                                      SECTION 1
                      AUTHORIZATION AND SALE OF PREFERRED STOCK

     1.1 AUTHORIZATION. The Company has authorized the sale and issuance hereunder of up to 3,000,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred"), having the rights, privileges and preferences as set forth in the Restated Certificate of Incorporation (the "Certificate") in the form attached to this Agreement as EXHIBIT B.

     1.2 SALE OF SERIES A PREFERRED. Subject to the terms and conditions hereof, each of the Purchasers, severally and not jointly, agrees to purchase from the Company, and the Company agrees to issue and sell to each Purchaser, the number of shares of Series A Preferred set forth opposite such Purchaser's name on the Schedule of Purchasers, at a purchase price of $5.00 per share, for an aggregate purchase price for each Purchaser as indicated thereon. The shares of Series A Preferred sold to the Purchasers pursuant to this Agreement are referred to as the "Shares."


                                      SECTION 2
                                CLOSING DATE; DELIVERY

     2.1 CLOSING DATE. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Riordan & McKinzie, 300 South Grand Avenue, Los Angeles, California 90071, at 9:00 a.m. (Los Angeles time), on November 12, 1999, or at such other time and place upon which the Company and Pequot Private Equity Fund II, L.P. ("Pequot") shall agree (the date of the Closing is hereinafter referred to as the "Closing Date").

     2.2 DELIVERY. At the Closing, the Company will deliver to each Purchaser a certificate or certificates, registered in such Purchaser's name, representing the number of Shares set forth opposite such Purchaser's name on EXHIBIT A against payment by such Purchaser of the purchase price therefor as set forth on EXHIBIT A by wire transfer of immediately available funds per the Company's instructions.


                                      SECTION 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Schedule of Exceptions attached hereto as EXHIBIT C (the "Schedule of Exceptions"), the Company represents and warrants to each Purchaser as follows:

     3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. Each of the Company and its subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Each of the Company and the Subsidiaries is qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company's and the Subsidiaries' business, properties, prospects or condition (financial or otherwise), taken as a whole (a "Material Adverse Effect"). The Company has furnished to legal counsel to the Purchasers copies of its Certificate and Bylaws, as amended to date, and of the organizational documents of each Subsidiary. Said copies are true, correct and complete and contain all amendments through the date hereof.

     3.2 CORPORATE POWER. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (i) the Investor Rights Agreement, (ii) the Board Letter, (iii) the Confidentiality Letter, (iv) the Online Services Sideletter Agreement, (v) the Consultant Letter, (vi) the Voting Agreement and (vii) the Co-Sale First Amendment ((i) through (vii), each as defined herein and collectively, the "Transaction Documents"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Shares (the "Conversion Stock"), and to carry out and perform its obligations under the terms of this Agreement (including the filing of the Certificate with the Delaware Secretary of State), the Transaction Documents and the Right of First Refusal and Co-Sale Agreement dated as of April 1, 1998 (the "Co-Sale Agreement") among the Company, the Founders (as defined therein), Joseph T. Arsenio II and Delaware Charter Guarantee & Trust Company TTEE FBO: Joseph T. Arsenio II.

     3.3   CAPITALIZATION.

           (a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value (the "Common Stock"), of which 12,123,232 shares are outstanding, and 3,000,000 shares of preferred stock, $.001 par value, all of which have been designated Series A Convertible Preferred Stock, and none of which are issued and outstanding immediately prior to the Closing. Immediately after the Closing, there will be 12,123,232 shares of Common Stock and 3,000,000 shares of Series A Preferred issued and outstanding. The Company has reserved 3,000,000 shares of Common Stock for issuance upon conversion of the Shares. The Company has reserved up to 3,100,000 shares of Common Stock for issuance to officers, employees, directors, consultants or advisors pursuant to existing stock option plans that have been approved by the Company's Board of Directors. The Series A Preferred has the rights, preferences, privileges and restrictions set forth in the Certificate. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free and clear of all Encumbrances (as defined herein). Schedule 3.3 contains a list of all holders of capital stock of the Company and each Subsidiary and options, warrants, rights to purchase such capital stock that will be outstanding immediately before and immediately after the Closing, in each case, including the number of shares of capital stock held by each such holder. Except as set forth on Schedule 3.3, no class of capital stock of the Company or any Subsidiary is entitled to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Company or any Subsidiary, and there are no Contracts (as defined herein), by which the Company or any Subsidiary is or may become bound to issue additional shares of its capital stock or options, warrants or other rights to purchase or acquire any shares of its capital stock. Except as set forth on Schedule 3.3, the number of shares of capital stock issuable in connection with securities described in the immediately preceding sentence is not subject to adjustment by reason of the issuance of the Shares hereunder or the issuance of shares of Common
Stock upon conversion of such Shares. Except as set forth on Schedule 3.3, neither the Company nor any Subsidiary has declared or paid any dividend or made any other distribution of cash, stock or other property with respect to its capital stock to its stockholders. Except as set forth on Schedule 3.3 or as contemplated by this Agreement, the Transaction Documents or the Certificate or except for the right to vote its shares of Common Stock for the election of directors, no person has the right to nominate or elect one or more directors of the Company.

           (b) On a fully diluted basis, after giving effect to the conversion, exchange or exercise of all options, warrants and other securities convertible, exercisable or exchangeable into shares of capital stock of the Company that will be outstanding immediately after the Closing, the shares of Common Stock issuable upon the conversion of the Shares held by each Purchaser shall represent the percentage set forth opposite such Purchaser's name on EXHIBIT A hereto of the outstanding fully diluted shares of Common Stock immediately after the Closing.

     3.4 AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and of each Transaction Document, and the consummation of all transactions contemplated hereby or thereby, including but not limited to the filing of the Certificate with the Delaware Secretary of State and the offering, sale and issuance of the Shares pursuant to this Agreement, have been duly authorized by all required corporate actions of the Company, its directors and its stockholders. This Agreement, the Transaction

Documents and the Co-Sale Agreement, as amended by the Co-Sale First Amendment, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the indemnification provisions of Section 1.7 of the Investor Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 3.4, the execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, thereby and under the Co-Sale Agreement, as amended by the Co-Sale First Amendment, including but not limited to the sale and issuance of the Shares pursuant to this Agreement, do not and will not (with or without due notice, lapse of time, or both), (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the Company's capital stock or assets pursuant to,
(iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, qualification, approval, exemption, filing or other action by or notice to any court or administrative or governmental body (other than post-closing filings in connection with certain state and federal securities laws, which filings will be made in a timely basis) pursuant to, (A) the Certificate or Bylaws of the Company, or any U.S. or, to the Company's actual knowledge, foreign law, statute, rule, regulation, instrument, order, judgment or decree to which the Company or any of its properties is subject, or (B) any contract to which the Company is a party or any of its property is subject.

     3.5   EQUITY INVESTMENTS; SUBSIDIARIES.  Except as set forth on
Schedule 3.5, the Company has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, whether directly or indirectly owned, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity. All of the outstanding shares of each class of capital stock of the Subsidiaries (a) are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions arising from applicable securities laws or under this Agreement), (b) constitute 100% of the issued and outstanding shares of capital stock of each Subsidiary and (c) have been validly issued and are fully paid and non-assessable.

     3.6 OWNERSHIP OF SHARES. Upon issuance and delivery of the Shares (and the Conversion Stock upon conversion thereof pursuant to the terms of the Certificate) to each Purchaser pursuant to this Agreement against payment of the consideration therefor, such Shares and Conversion Stock will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than (i) restrictions arising from applicable securities laws (or restrictions on transfer set forth herein or in the Investment Rights Agreement), and (ii) any Encumbrances created by or through such Purchaser. The delivery of the Shares to each Purchaser at the Closing and the delivery of the Conversion Stock upon conversion of the Shares will transfer good and valid title to, and beneficial ownership of, such Shares and the Conversion Stock, other than as a result of any Encumbrances described in clauses (i) and

(ii) of the preceding sentence. Except as set forth on Schedule 3.6, the issuance and sale of the Shares pursuant hereto (and the issuance of the Conversion Stock pursuant to the Certificate upon the conversion of the Shares) will not give rise to any preemptive rights or rights of first refusal.

     3.7 MATERIAL CONTRACTS AND OTHER COMMITMENTS. Neither the Company nor any of the Subsidiaries is a party to, nor is the Company or any of the Subsidiaries or any of their respective assets bound or affected by, any contract, agreement, lease or other commitment, written or oral, absolute or contingent, other than (i) contracts listed in Schedule 3.7, accurate and complete copies of which have been delivered to counsel to the Purchasers, and
(ii) contracts which do not involve commitments by any party thereto in excess of $250,000 in value (collectively, the "Contracts"). As to the Company or any of the Subsidiaries, as the case may be, each of such Contracts is, as of the date hereof, and immediately after the Closing will be, legal, valid, binding and in full force and effect and enforceable in all material respects in accordance with its terms. There is no breach, violation or default by the Company or any of the Subsidiaries (or, to the knowledge of the Company, any other party) under any such Contract or any other contract to which the Company or any Subsidiary is a party or any of their respective assets are bound or affected by and no event (including, without limitation, the consummation of the transactions contemplated by this Agreement) which, with notice or lapse of time or both, would (A) constitute a breach, violation or default by the Company or any of the Subsidiaries (or, to the best knowledge of the Company, any other party) under any such Contract or other contract or (B) give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any of the Subsidiaries under any such Contract or other contract, except for any such breach, violation, default or event that would not have a Material Adverse Effect. Except as set forth on Schedule 3.7, none of the Company, the Subsidiaries nor, to the knowledge of the Company, any other party to any of such Contracts (i) is in arrears in respect of the performance or satisfaction of any of the material terms and conditions on its part to be performed or satisfied under any of such Contracts or (ii) has granted or has been granted any intentional waiver or indulgence of any material term or condition under any of such Contracts or has repudiated any material provision thereof.

     3.8 TAX RETURNS AND AUDITS. Each of the Company and the Subsidiaries has filed (or caused to be filed), or has obtained an extension for, all U.S. federal, state, local and, to the Company's actual knowledge, foreign tax returns required to be filed by it other than those tax returns the failure of which to file would not have a Material Adverse Effect, and has paid all taxes due and payable by it, if any, except for taxes that are being contested in good faith by appropriate proceedings, or taxes the failure of which to pay would not have a Material Adverse Effect. Such returns were true and correct in all material respects when filed. No federal or state tax returns of the Company or the Subsidiaries have been audited and no controversy with respect to U.S. federal, state, local or, to the Company's actual knowledge, foreign taxes of any type is pending, or to the Company's actual knowledge, is threatened. The Company has withheld or collected in all material respects from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or proper depositaries.

     3.9 LITIGATION, ETC. There are no civil, criminal or administrative actions, suits, proceedings or investigations at law or in equity by or before any U.S. or, to the Company's actual knowledge, foreign court, arbitrator or similar panel, governmental instrumentality or other agency pending or, to the Company's actual knowledge, threatened, or to its knowledge, claims asserted (or any basis therefor or threat thereof), to which the Company or a Subsidiary is a party or its property is subject and which could reasonably be expected to have a Material Adverse Effect, and none which questions the validity of this Agreement, the Transaction Documents, the Co-Sale Agreement, as amended by the Co-Sale First Amendment, or the Certificate or any action taken or to be taken in connection herewith or therewith. Neither the Company nor any of the Subsidiaries is subject to any order, writ, injunction or decree of any court of any U.S. federal, state, municipal or other domestic or, to the Company's actual knowledge, foreign governmental department, commission, board, bureau, agency or instrumentality.

     3.10 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. Each of the Company and the Subsidiaries has good and marketable title to its properties and assets and, with respect to the property and assets leased by either the Company or a Subsidiary, holds valid leasehold interests therein, in each case to the extent necessary to conduct its respective business as currently conducted in all material respects, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge ("Encumbrances"), except (i) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings, or (ii) Encumbrances which materially impair the Company's or any Subsidiary's use thereof or materially detract from the value of the Company and the Subsidiaries, taken as a whole.

     3.11 LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS. The Company and each Subsidiary holds all material U.S., and to the Company's actual knowledge, foreign permits, licenses and other similar authority necessary for the conduct of its business as currently conducted, and it is not in default in any material respect under any of such permits, licences or other similar authority. The Company and each Subsidiary owns or has a right to use all material patents, patent rights, copyrights, trademarks, trademark rights, servicemarks, trade names, trade name rights and other proprietary rights ("Intellectual Property"), if any, necessary to conduct its business as now being conducted, and, to the Company's best knowledge, without conflict with or infringement upon any valid, material rights of others, and the Company has not received any notice of infringement upon or conflict with the asserted intellectual property rights of others and has no reasonable basis to believe that it will do so in the foreseeable future. Except as set forth on Schedule 3.11, neither the Company nor any Subsidiary has any patents, patent applications, registered trademarks or trademark applications, and there are no licenses to or from the Company or any Subsidiary with respect thereto. To the Company's best knowledge, the Company and each Subsidiary has the right to use all material trade secrets, know-how and other technical data it is now using to conduct its business (the "Proprietary Information") free and clear of any Encumbrances or claims of others, and to the Company's best knowledge, no other person has developed trade secrets, know-how or technical information substantially similar or identical to those of the Company or the Subsidiaries. Reasonable security measures have been taken by the Company to protect the secrecy, confidentiality and value of the Proprietary Information and, to the extent deemed appropriate by the Company, the Intellectual Property.

     3.12 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Neither the Company nor any Subsidiary is in violation of (i) any provision of its respective certificate or articles of incorporation, bylaws or other charter document,
(ii) any term or provision of any Contract to which it is a party, or (iii) any U.S. federal, state, local or, to the Company's actual knowledge, foreign law, rule or regulation (including the Foreign Corrupt Practices Act and any law, rule or regulation relating to occupational health and safety and the environment or the use, storage or disposal of hazardous materials) applicable to the Company or its Subsidiaries, except where, in the case of any violation described in clauses (ii) or (iii), such violation would not have a Material Adverse Effect.

     3.13 REGISTRATION RIGHTS. Upon the Closing, except as set forth in the Investor Rights Agreement, no person has the right to cause the Company or any Subsidiary to register under the Securities Act of 1933, as amended (the "Securities Act") any of its securities or any of its securities which may hereafter be issued.

     3.14 OFFERING. Subject to the accuracy of the Purchasers' representations in Section 4 hereof, the offer, sale and issuance of the Shares and the issuance of the Conversion Stock upon conversion of the Shares, constitute transactions exempt from the registration requirements of the Securities Act, and applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf has taken, or will take any action hereafter, that could be reasonably expected to cause the loss of such exemption.

     3.15  FINANCIAL STATEMENTS.

           (a) The Company has provided each Purchaser with (i) an audited consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flow of the Company and its subsidiaries for the period then ended (the "Audited Financial Statements") and (ii) an unaudited consolidated balance sheet as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flow of the Company and its subsidiaries for the period then ended (the "Unaudited Financial Statements"). The Audited Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles ("GAAP") consistently applied, have been audited by Arthur Andersen LLP, the Company's independent certified public accountants, and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries at the dates and for the periods indicated. The Unaudited Financial

Statements have been prepared in accordance with GAAP (other than for accompanying notes) on a basis consistent with the Audited Financial Statements and fairly present, in all material respects, the financial condition and results of operations of the Company and its subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments.

     (b) Except as set forth in Schedule 3.15(b), the Company and the Subsidiaries, taken as a whole, do not have any liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when addressed), except (i) liabilities, obligations or commitments reflected in, reserved against or disclosed in the footnotes of the Audited Financial Statements or the Unaudited Financial Statements, and
(ii) liabilities, obligations or commitments incurred since June 30, 1999 in the ordinary course of the Company's and its Subsidiaries' business and consistent with the Company's and its Subsidiaries' past practice, which, individually or in the aggregate, do not have a Material Adverse Effect.

     (c) The financial forecasts furnished by the Company to the Purchasers, a copy of which is attached hereto as Schedule 3.15(c) (the "Forecasts"), were prepared by the Company in good faith upon assumptions and estimates that the Company believed to be reasonable, based upon the information known by the Company at the time of their preparation. The Purchasers acknowledge and agree that (i) the Company is not making any representation or warranty under this Section 3.15(c) that the actual future operating results, financial condition or prospects of the Company and its Subsidiaries will match or exceed those described in the Forecasts and (ii) the actual future operating results, financial condition and prospects of the Company and its Subsidiaries could be substantially worse than as described in the Forecasts.

     3.16  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 3.16 or as contemplated by this Agreement, since June 30, 1999 each of the Company and the Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change that has caused a Material Adverse Effect, nor has any event or change occurred which could reasonably be expected to result in a Material Adverse Effect, (b) any intentional waiver or cancellation of any valuable right of the Company or any Subsidiary, or the cancellation of any material debt or claim held by the Company or any Subsidiary, (c) any payment, discharge or satisfaction of any material claim, liability or obligation of the Company or any Subsidiary other than in the ordinary course of business, (d) any material Encumbrance upon the assets of the Company or any Subsidiary that would be prohibited by the terms of Section 7.11 hereof if it were to arise after the Closing Date, (e) any declaration or payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company or any Subsidiary, (f) any sale, assignment or transfer of any material, tangible or intangible assets of the Company or any Subsidiary except in the ordinary course of business,
(g) any loan by the Company or any Subsidiary to any officer, director, employee, consultant or stockholder of the Company or any Subsidiary (other than advances to such persons in the case of travel, entertainment or other similar advances in the ordinary course of business),
(h) any material increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any Subsidiary or, other than in the ordinary course of business, to any other employee, consultant or agent of the Company or any Subsidiary, (i) any material change in the accounting methods, practices or policies of the Company or any Subsidiary,
(j) any indebtedness incurred for borrowed money by the Company or any Subsidiary other than in the ordinary course of business, (k) to the Company's knowledge, any change in the respective laws or regulations of the country of incorporation of the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, (l) any material adverse change in the manner of business or operations of the Company or any Subsidiary (including, without limitation, any accelerations or deferral of the payment of any material accounts payable or other current, material liabilities or deferral of the collection of any material accounts or notes receivable), (m) any capital expenditures or commitments therefor by the Company or any Subsidiary that aggregate in excess of $250,000 for any twelve-month period, (n) any issuance of any stock, bonds or other securities of the Company or any Subsidiary, (o) any amendment of the certificate of incorporation, bylaws or other organizational documents of the Company or any Subsidiary, or (n) any agreement or commitment (contingent or otherwise) by the Company or any Subsidiary to do any of the foregoing.

     3.17  ERISA, LABOR MATTERS.

           (a) Schedule 3.17 hereto contains a true and complete list of
(i) each plan, program, policy, payroll practice, contract, agreement or other arrangement, or commitment therefor, providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, and whether or not legally binding, which is sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, a "Benefit Plan"); and (ii) each management, employment, bonus, option, equity (or equity-related), severance, consulting, noncompetition, confidentiality or similar agreement or contract (each, an "Employee Agreement"), pursuant to which the Company has any liability between the Company and any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company (an "Employee"). The Company does not sponsor, maintain, contribute to, nor is it required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "defined benefit plan" (as defined in ERISA
Section 3(35)); (ii) any "multiemployer plan" (as defined in ERISA
Section 3(37)) or (iii) any Benefit Plan which provides, or has any liability to provide, life insurance or medical benefits to any Employee following his or her retirement or termination of employment, except as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") or applicable state law.

           (b) The Company has previously provided to the Purchasers current, accurate and complete copies of (i) the plan document for each Benefit Plan and the written agreement for each Employee Agreement, including all amendments thereto, (ii) trust or other funding agreements relating thereto (if any), (iii) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), (iv) the most recent determination letter (if any) received from the Internal Revenue Service, (v) the most recent summary plan description (with all subsequent summaries of material modifications) (if any), and (vi) all communications to any Employee or Employees that materially alters the provisions of any Benefit Plan or Employee Agreement.

           (c) Each Benefit Plan has been established and maintained in all respects in accordance with its terms and in compliance with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code (including Section 414 thereof), except where the failure to so establish and maintain such plan would not reasonably be expected to have a Material Adverse Effect.

           (d) Except as provided in Schedule 3.17, the execution of, and performance of the transactions contemplated in, this Agreement will not in and of themselves (i) constitute an event under any Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee or (ii) result in a bonus or payment to any officer or director of the Company.

           (e) For purposes of this Section 3.17, the term "Company" includes any entity that is aggregated with the Company pursuant to Section 414 of the Code or any regulations promulgated thereunder.

     3.18 YEAR 2000. To the Company's best knowledge after reasonable investigation, none of the computer software or computer hardware or similar or related items of automated, computerized or software systems that are used by the Company or any Subsidiary or sublicensed to the Company or any Subsidiary in the conduct of its business will malfunction, will cease to function, will generate incorrect dates or will produce incorrect results when processing, providing or receiving (i) date-related data, in, from, into and between 1999 and 2000 or (ii) date-related data in connection with any valid date in 1999 and 2000, causing a Material Adverse Effect. Any reprogramming, updates or enhancements that the Company believes is necessary to permit proper functioning, in and following the year 2000, of the Company's and the Subsidiaries' systems, equipment and products and testing of such systems and equipment and reprogramming will be completed by November 30, 1999. To the Company's best knowledge after reasonable investigation, the cost to the Company and the Subsidiaries of such reprogramming and testing will not have a Material Adverse Effect.

     3.19 DISCLOSURE. Neither this Agreement nor the Transaction Documents contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not misleading. To the Company's knowledge, there is no fact which the Company has not disclosed to the Purchasers which could reasonably be expected to result in a Material Adverse Effect.

     3.20 CONSENTS. Except as set forth on Schedule 3.20, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private, foreign or domestic) is required by the Company in connection with the execution, delivery and performance of this Agreement or the Transaction Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the Shares or the shares issuable upon conversion of the Shares.

     3.21 BROKERS OR FINDERS. Neither the Company nor any Subsidiary has incurred or will incur, directly or indirectly, as a result of any agreement entered into or action taken by the Company or any Subsidiary, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     3.22 SUPPLIERS AND CUSTOMERS. The Company does not have any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material, adverse modification or change in, or expression of material dissatisfaction with, the business relationship between the Company or any Subsidiary and any supplier, customer, vendor, customer or client, in each case, providing or purchasing materials or services, as applicable, in an aggregate amount in excess of $75,000 individually, or $375,000 in the aggregate, on an annualized basis. Attached as Schedule 3.22 is a list of all service credits and discounts that the Company and its Subsidiaries provided to their respective customers from January 1, 1999 through the Closing Date.

     3.23 AFFILIATES. Attached hereto on Schedule 3.23 is a list of all affiliates of the Company. For purposes of this Section 3.23, a person is an "affiliate" of the Company if that person controls, is controlled by, or is under common control with, the Company. Except as set forth on Schedule 3.23, no employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as set forth on
Schedule 3.23, to the best of the Company's knowledge, no employee, officer or director has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as set forth on Schedule 3.23, to the best of the Company's knowledge, no officer, stockholder, director or any member of their immediate families is, directly or indirectly, interested in any Contract.


                                      SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby severally and not jointly represents and warrants to the Company with respect to the purchase of the Shares as follows:

     4.1 ACCREDITED INVESTOR. Such Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

     4.2 EXPERIENCE. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

     4.3 ECONOMIC RISK. Such Purchaser understands that the purchase of the Shares hereunder is a speculative investment which involves a high degree of risk of loss of the Purchaser's investment therein. Such Purchaser is able to bear the economic risk of its investment in the Shares for an indefinite period of time, including the risk of a complete loss of such Purchaser's investment in such securities.

     4.4 INVESTMENT. Such Purchaser is acquiring the Shares and the Conversion Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Shares to be purchased and the Conversion Stock have not been, and, except as provided in the Investor Rights Agreement, will not be, registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws by reason of a specific exemption from the registration or qualification provisions of the Securities Act or any applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein and, therefore, cannot be sold unless subsequently registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws or an exemption from such registration or qualification is available.

     4.5 EXECUTION, DELIVERY AND PERFORMANCE. Such Purchaser has full right, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and such execution and delivery has been duly authorized by all required actions of such Purchaser. At or before the Closing, such Purchaser will execute and deliver to the Company the Transaction Documents to which it is a party, and the Purchaser acknowledges and agrees that the Shares purchased will be subject to the terms and provisions of the Transaction Documents, the Co-Sale Agreement, as amended by the Co-Sale First Amendment, and the Company's Certificate and Bylaws. This Agreement, the Transaction Documents, when so executed and delivered by the Purchaser, and the Co-Sale Agreement, as amended by the Co-Sale First Amendment, will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as the indemnification provisions of Section 1.7 of the Investor Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the Transaction Documents or the performance of the Purchaser's obligations hereunder, thereunder or under the Co-Sale Agreement, as amended by the Co-Sale First Amendment.

     4.6 RULE 144. Such Purchaser acknowledges that the Shares and the Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act ("Rule 144").

     4.7 NO PUBLIC MARKET. Such Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

     4.8 ACCESS TO DATA. Such Purchaser acknowledges that it has had a full opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the offering of the Shares and has had full access to the Company's officers and such other information concerning the Company as it has requested.

     4.9 BROKERS OR FINDERS. Such Purchaser has not incurred and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                                      SECTION 5
                         CONDITIONS TO CLOSING OF PURCHASERS


     The Purchasers' obligations to purchase the Shares at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES CORRECT, NO MATERIAL ADVERSE CHANGE. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date, and there shall not have been a change since June 30, 1999 that could reasonably be expected to cause a Material Adverse Effect.

     5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

     5.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate of the Company, executed by the Chief Executive Officer of the Company, dated the Closing Date, and certifying as to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

     5.4 OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from Riordan & McKinzie an opinion addressed to the Purchasers, dated the Closing Date, in substantially the form attached hereto as EXHIBIT D.

     5.5 INVESTOR RIGHTS AGREEMENT. The Investor Rights Agreement in the form of EXHIBIT E (the "Investor Rights Agreement") shall have been executed and delivered by the Company, the Purchasers and the other parties thereto and shall be in full force and effect as of the Closing.

     5.6   LETTER AGREEMENTS.

           (a) The Consultant Letter in the form of EXHIBIT F(1) (the "Consultant Letter") shall have been executed and delivered by the Company and shall be in full force and effect as of the Closing.

           (b) The Intel confidentiality side letter dated as of the date hereof in the form of EXHIBIT F(2) (the "Confidentiality Letter") shall have been executed and delivered by the Company and Intel Corporation and shall be in full force and effect as of the Closing.

           (c) The Intel non-voting observer side letter dated as of the date hereof in the form of EXHIBIT F(3) (the "Board Letter") shall have been executed and delivered by the Company and Intel Corporation and shall be in full force and effect as of the Closing.

           (d) The Sideletter Agreement as of date hereof in the form of EXHIBIT F(4) (the "Online Services Sideletter Agreement") shall have been executed and delivered by the Company, Intel Corporation and Intel Online Services, Inc. and shall be in full force and effect as of the Closing.

     5.7 GOVERNMENTAL AUTHORIZATIONS, ETC. All governmental authorizations, consents, approvals, exemptions or other actions required to issue or purchase the Shares pursuant to this Agreement shall have been obtained and shall be in full force and effect.

     5.8 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings on the part of the Company in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     5.9 DUE DILIGENCE. Pequot shall have completed its business, legal and intellectual property due diligence investigation of the Company and the Subsidiaries with results thereof reasonably satisfactory to Pequot.

     5.10 APPROVAL OF INVESTMENT COMMITTEE. If relevant, the Investment Committee of each of the Purchasers shall have approved the investment by such Purchaser pursuant to this Agreement.

     5.11 VOTING AGREEMENT. A voting agreement relating to the shares of Common Stock held by Jeffrey Sudikoff substantially in the form of EXHIBIT G (the "Voting Agreement") shall have been executed by the Company and Mr. Sudikoff.

     5.12 CO-SALE FIRST AMENDMENT. The First Amendment to the Right of First Refusal and Co-Sale Agreement in the form of EXHIBIT H (the "Co-Sale First Amendment") shall have been executed and delivered by the Company and the other parties thereto and shall be in full force and effect as of the Closing.

                                      SECTION 6
                      CONDITIONS TO CLOSING OF THE COMPANY

     The Company's obligation to issue and sell the Shares at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

     6.1 REPRESENTATIONS. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date.

     6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

     6.3 BLUE SKY. The Company shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Conversion Stock issuable upon conversion thereof, except with respect to those, the failure of which to obtain or be available would not cause a Material Adverse Effect.

     6.4 TRANSACTION DOCUMENTS. Each Purchaser shall have executed and delivered the Transaction Documents to which it is a party, and each Transaction Document shall be in full force and effect as of the Closing.

     6.5 GOVERNMENTAL AUTHORIZATIONS, ETC. All governmental authorizations, consents, approvals, exemptions, or other actions required to issue or purchase the Shares pursuant to this Agreement and for the conduct of the business of the Company following the Closing, shall have been obtained and shall be in full force and effect unless the failure to obtain such authorizations, consents, approvals, exemptions or other actions would not have a Material Adverse Effect.

     6.6 PROCEEDINGS AND DOCUMENTS. All corporate, limited partnership and other proceedings on the part of each Purchaser in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its legal counsel, and the Company and its legal counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                                      SECTION 7
                               COVENANTS OF THE COMPANY


     Except as set forth in Section 7.3, from and after the Closing Date, so long as the Purchasers hold in the aggregate a minimum of 50% of the Shares that they purchased on the Closing Date or until the consummation of a Qualified IPO (as defined in the Certificate), the Company agrees to the following:

     7.1 FINANCIAL INFORMATION. The Company shall provide to each Purchaser holding 500,000 shares of Series A Preferred:

           (a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet and consolidated statements of operations, stockholders' equity and cash flow of the Company and its Subsidiaries as of and for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and all audited by Arthur Andersen LLP or some other nationally recognized public accounting firm and shall be accompanied by such accountants' annual management letter.

           (b) As soon as practicable after the end of each of the first three fiscal quarters of the Company's fiscal year, and in any event within forty-five (45) days thereafter, a consolidated balance sheet and consolidated statements of operations, stockholders' equity and cash flow of the Company and its Subsidiaries as of and for such quarter and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding quarters in the previous fiscal year, and setting forth in comparative form the current fiscal year then reported, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and all certified by the Chief Financial Officer of the Company. The financial report for each fiscal quarter shall be accompanied by a brief report by the Chief Executive Officer of the Company explaining business developments and material problems, if any, occurring during the quarter.

     7.2 INSPECTION; ADDITIONAL INFORMATION. The Company will allow each Purchaser who holds at least 1,000,000 Shares to visit and inspect at any reasonable time any of the properties of the Company (upon reasonable advance notice) and will deliver or provide to each such Purchaser with reasonable promptness such information and data, including access to books and records, with respect to the Company and its Subsidiaries as any such Purchaser may from time to time reasonably request, provided that the Company shall not be obligated to provide any information that it considers in good faith to be a trade secret or to contain confidential or classified information. In addition, the Company shall send to such Purchaser, promptly upon becoming available, copies of all financial statements, reports, notices, press releases, proxy statements and other documents sent by the Company to its stockholders and copies of all regular and periodic reports, if any, filed by the Company with the Securities and Exchange Commission or any securities exchange.

     7.3 CONFIDENTIAL TREATMENT OF INFORMATION. Each Purchaser (other than Intel Corporation) agrees to use its best efforts to maintain the confidentiality of all nonpublic information, including forecasts, obtained by it from the Company, provided that (a) each such Purchaser may, to the extent required by law, disclose such information in connection with the sale or transfer of any Shares or Common Stock issued upon the conversion thereof if such Purchaser's transferee agrees in writing to be bound by the provisions hereof and (b) each such Purchaser may disclose such information (i) at the request of any applicable regulatory authority or in connection with an examination of the Company by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law, (iv) to such Purchaser's officers, agents, representatives, independent auditors and other professional advisors provided such persons need access to such information in performing their work and acknowledge and are bound by such Purchaser's confidentiality obligations hereunder and (v) this Section 7.3 shall not be applicable with respect to information that (A) is now or becomes generally available to the public other than as a result of a disclosure by any such Purchaser or any partner, director, officer, employee, agents, representative or affiliate of such Purchaser in violation of this Agreement or (B) was known by or was available to any such Purchaser on a non-confidential basis from a source other than the Company or its representatives, prior to receipt in accordance with this Agreement.

     7.4 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries with respect to the financial transactions of the Company and its Subsidiaries will be made in accordance with GAAP, consistently applied.

     7.5 LIFE INSURANCE ON SENIOR MANAGEMENT. The Company shall diligently and in good faith seek to obtain as soon as practicable after the Closing and, to the extent commercially practicable, maintain in full force and effect keyman life insurance policies in the amount of $2 million on each of Jonathan Gans, the Company's Chief Executive Officer and Chairman of the Board, and Peter Zimble, the Company's President, the proceeds of which shall be payable to the Company upon the death of any such officer. The Company shall also obtain and thereafter maintain in force a policy of life insurance on the life of any other key executive of the Company which the Board of Directors of the Company shall determine is necessary and appropriate, in such amounts as determined by the Board of Directors, with proceeds payable to the Company.

     7.6 NOTICES. The Company shall give prompt notice in writing to the Purchasers of (a) any notice of, or other communication relating to, a default under, or any amendment or modification that materially and adversely affects the Company's or any Subsidiary's rights to, any Contract, (b) the filing or commencement of, or any credible threat or notice of intention of any person that is reasonably likely to file or commence, any action, suit or proceeding by or before any federal, state, local or foreign court or governmental agency, authority or regulatory body against the Company that could reasonably be expected to have a Material Adverse Effect, (c) any written correspondence with the Company's independent auditors relating to substantive issues regarding the Company's financial statements, operations, accounting issues and practices, properties, assets and financial condition, (d) any filing made by the Company with the Commission and (e) any material default by the Company under this Agreement, the Transaction Documents or the Co-Sale Agreement, as amended by the Co-Sale First Amendment. In each case such notice shall be delivered together with a reasonably detailed description of the action taken or proposed to be taken by any of the Company or its Subsidiaries with respect thereto.

     7.7   PRESERVATION OF EXISTENCE; AMENDMENT OF CERTIFICATE AND BYLAWS.

           (a) The Company shall preserve and keep in full force and effect each of its and its Subsidiaries' existence and right to do business as a corporation under the laws of the jurisdiction of its organization and of all material jurisdictions in which they are qualified to do business. The Company shall comply in all material respects with the provisions of its Certificate of Incorporation and Bylaws, and shall cause each of its Subsidiaries to comply in all material respects with the provisions of their respective charters, bylaws, articles of association and other constitutive documents.

           (b) Without the approval of the Board of Directors of the Company that includes the affirmative vote of the Purchasers' Designee, the Company shall not amend, supplement, modify or repeal any provision of the Certificate or Bylaws of the Company or take any other action, including, without limitation, the adoption of a stockholders' rights plan or similar plan, which would materially and adversely affect the rights or benefits of the Purchasers under this Agreement, the Transaction Documents or the

Co-Sale Agreement, as amended by the Co-Sale First Amendment, including, without limitation, the conversion rights of the holders of the Shares under the Certificate.

     7.8 COMPLIANCE WITH LAWS. The Company shall, and shall cause each of its Subsidiaries to, operate its business so as to not be in violation of any law, rule or regulation of the country of its incorporation, including ERISA and the Foreign Corrupt Practices Act, that is applicable to the Company or the Subsidiaries, as applicable, except for any such violation that would not have a Material Adverse Effect.

     7.9 TAXES. The Company shall in all material respects pay and discharge promptly when due all taxes and other governmental charges imposed upon it before the same shall become delinquent or in default, provided that such payment and discharge shall not be required with respect to any such tax or charge so long as the Company shall be contesting the same in good faith in appropriate proceedings.

     7.10 INSURANCE. The Company shall do or cause to be done all things necessary to preserve and maintain in full force and effect fire, casualty and comprehensive general liability and other liability insurance policies, with extended coverage, on the properties, assets, business and personnel of the Company and its Subsidiaries, in amounts deemed adequate by the Company, and in accordance with the standards of the industry in which the Company and its Subsidiaries operate. To the extent reasonably available, as determined by the Board of Directors, the Company shall purchase, within 30 days after the Closing, and maintain thereafter, a directors' and officers' insurance policy in form, substance, and amounts reasonably satisfactory to the director designated by the holders of Shares should the Purchasers exercise their right to name a director to the Company's Board of Directors.

     7.11 LIMITATION ON LIENS. The Company shall not, and will not permit any of its Subsidiaries to, create, assume or permit to exist any Encumbrance upon any of its property or assets, whether now owned or hereafter acquired, of the Company, except for those (i) existing as of the Closing Date and set forth on
Schedule 7.11, (ii) arising from the Company's purchase or lease of such asset,
(iii) incurred in the ordinary course of business, other than those relating to indebtedness having an aggregate principal amount of $3,000,000 at any one time outstanding (excluding any Encumbrances, if any, that may be created, assumed or permitted to exist with respect to any capital lease obligations under any lease of, or any other right conveying the right to use, space segment capacity, terrestrial facilities or Internet-protocol switching or routing equipment),
(iv) those incurred in connection with any other transaction permitted by the terms of this Agreement, (v) except as otherwise approved by the Purchasers holding a majority of the outstanding Shares or (vi) in addition to those permitted by clauses (i) through (v), relating to indebtedness having an aggregate principal amount of $1,000,000 or less.

     7.12 MERGER; SALES OF ASSETS, ETC. Without the prior written consent of the Purchasers holding a majority of the Shares, the Company will not (a) merge with or into or consolidate with, or sell all or substantially all of its assets to, any other person unless (i) either (A) in the case of merger or consolidation, the Company will be the surviving entity or (B) in the case of a merger or consolidation where the Company is not the surviving entity and in the case of a sale of all or substantially all of its assets, the entity formed by such consolidation or into which the Company is merged or the entity which acquires all of substantially all of the assets of the Company shall have assumed in writing all of the obligations of the Company under each of this Agreement, the Transaction Documents and the Co-Sale Agreement, as amended by the Co-Sale First Amendment, (ii) immediately after the consummation of such merger or consolidation the surviving entity would not be in violation of any of the provisions applicable to the Company contained in this Agreement, any Transaction Document or the Co-Sale Agreement, as amended by the Co-Sale
First Amendment, (b) except in the ordinary course of business, purchase, hold or acquire any capital stock, evidence of indebtedness or other equity interests of, or make any loan or advances to, or make any investment in, any other person, except for loans and advances to, and investments in the capital stock of, any existing or future subsidiary of the Company or any existing or future joint venture in which the Company holds at least a 40% ownership interest, or (c) sell, transfer or otherwise dispose of assets of the Company having a sales price in excess of an aggregate of $2.5 million in any 12-month period, provided that, to the extent that any of the foregoing transactions would result in the conversion of the Shares into shares of Common Stock pursuant to Section 3(a)(ii) of the Certificate, then such transaction shall not require the consent of the Purchasers pursuant to this
Section 7.12 if such transaction also does not require the consent of the holders of the Series A Preferred under Section 4(b)(iv) of the Certificate.

     7.13 LIMITATION ON AFFILIATE TRANSACTIONS. Except with respect to any transaction not in excess of $1 million with STAR Telecommunications, Inc. or any subsidiary thereof, the Company shall not, and will not permit its Subsidiaries to, sell or transfer any property, assets or services to, or purchase or acquire any property, assets or services from, or otherwise engage in any other transactions with a director or any of the Company's affiliates (which is defined to be any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity or a holder of more than 5% of the capital stock of such entity), except that the Company may engage in any of the foregoing transactions with any such director or affiliate in the ordinary course of business at prices and on terms that are at least as favorable as those that could generally be obtained on an arm's-length basis from unrelated third parties, unless the amount involved exceeds $200,000 per transaction or $2 million annually, in which case the approval of a majority of the disinterested, Outside Directors (as defined in the Certificate) of the Board of Directors of the Company, including the Series A Preferred Director (as defined in the Certificate), shall be required, provided that the Company may enter into any employment agreement with, and make any other compensation arrangement with respect to, any officer or director of the Company or any Subsidiary, as a majority of the disinterested members of the Board of Directors of the Company or any such Subsidiary (or a majority of the disinterested members of any Compensation Committee thereof), as applicable, may determine in their sole discretion.

     7.14 LIMITATION ON DIVIDENDS. The Company shall not, and shall not permit any of its Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any partnership, ownership or similar equity interests (now or hereafter outstanding) of the Company or such Subsidiary or on any warrants, options or other rights with respect to any such partnership, ownership or similar equity interests (now or hereafter outstanding) of the Company or such Subsidiary (other than dividends or distributions payable in its equity interests or warrants to purchase its equity interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree, or permit any of its Subsidiaries to agree, to purchase or redeem, any such equity interests (now or hereafter outstanding) of the Company or any Subsidiary, or warrants, options or other rights with respect to any such equity interests (now or hereafter outstanding) of the Company or any Subsidiary, provided that (a) the Company may pay dividends if declared for the Shares and (b) any wholly-owned subsidiary of the Company may make a cash dividend or distribution to the Company or another wholly-owned subsidiary.

     7.15  BOARD OF DIRECTORS.

           (a) At the Closing, the directors of the Company shall be Jonathan Gans, Peter Hirshberg, Peter Zimble, Jeffrey C. Barbakow, James E. Kolsrud, Norman J. Pattiz and Lawrence D. Lenihan, Jr.

           (b) One (1) director of the Company, who shall be reasonably acceptable to the Company, shall be nominated by the Purchasers holding at least a majority of the outstanding Shares, voting as a separate class. Additionally, one (1) additional director mutually agreeable to the holders of 75% or more of the Series A Preferred shall be presented to the Company for consideration as a member of the Board and if such designee is reasonably acceptable to the Company, he or she shall also be appointed to the Board. Such Board designees shall be referred to herein collectively as the "Purchasers' Designees". In each case, upon the death, resignation or removal of either Purchaser Designee from the office of director, such Purchasers shall have the right to elect or present, as the case may be, another nominee(s) to fill such vacancy, in each case so long as such nominee is reasonably acceptable to the Company and such nominee is selected in the same manner used to nominate the vacating director. In addition to the non-voting observer provided for in the Board Letter, the holders of a majority of the Series A Preferred shall be entitled to designate a non-voting observer to attend and participate in (but not to vote at) all meetings of the Board of Directors of the Company and any committee of the Board (the "Non-voting Observer"). The Non-voting Observer shall have the same access and limitations to information concerning the business and operations of the Company as directors of the Company, and shall be entitled to participate in discussions and consult with the Board of Directors of the Company without voting, provided that the Company may exclude the Non-voting Observer from access to any material or any meeting or portion thereof if the Company believes on the advice of counsel that such exclusion is necessary to preserve the attorney-client privilege.

           (c) The Company shall, upon request therefor, promptly reimburse each of the Purchasers' Designees and the Non-voting Observer, as the case may be, for all reasonable expenses incurred by him or her in connection with his or her attendance at meetings of the Board of Directors or of committees of the Board of Directors and any other activities undertaken thereby in the capacity as a director of the Company or observer, as applicable. The foregoing shall be in addition to, and not in lieu of (or in duplication of), any indemnification or reimbursement obligations of the Company under the Certificate of Incorporation or Bylaws of the Company or by law. The Non-voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by law as though he or she were a director of the Company.

           (d) In addition to any requirements specified in the Bylaws of the Company, the Company shall notify the Purchasers' Designees and the Non-voting Observer by facsimile at the same facsimile number provided to the Company by Pequot or Intel, as the case may be, in accordance with Section 10.9 hereof of
(i) every meeting (or action by written consent) of the Board of Directors of the Company and (ii) every meeting (or action by written consent) of the board of directors of its subsidiaries and of any committee of the Board of Directors of the Company or its subsidiaries, to the extent, in the case of clause (ii), that a Purchasers' Designee is on the board of directors of such subsidiaries or is on such committee of the Board of Directors of the Company or its subsidiaries, at least three days in advance of such meeting (or distribution of written consents), or, if such notice under the circumstances is not practicable, as soon before the meeting (or distribution) as is practicable.

     7.16 USE OF PROCEEDS. The Company agrees to use the net proceeds from the sale of the Shares for the continued deployment of its network, the growth of its sales organization, working capital and other general corporate purposes.

     7.17 INTELLECTUAL PROPERTY. The Company shall, and shall cause any Subsidiary to, use its commercially reasonable efforts to cause all material Intellectual Property and other material Proprietary Information, including, but not limited to, technological developments, inventions, discoveries or improvements made by its employees, if any, to be fully documented in engineering or other notebooks substantially in accordance with the prevailing industrial professional standards, and, where reasonably practicable and appropriate, file and prosecute United States and foreign patent applications relating to and protecting such developments. In addition, the Company shall, and shall cause any Subsidiary to, use its commercially reasonable efforts to cause all material Intellectual Property and other material Proprietary Information, including, but not limited to, all technological developments, inventions, discoveries or improvements made by any of its employees or any employees of its Subsidiaries, if any, to be owned by it and, where reasonably practicable and appropriate, obtain reasonable legal protections for its benefit with respect to such property.

     7.18 ENFORCEMENT OF VOTING AGREEMENT. The Company shall use its best efforts to enforce the terms and conditions of the Voting Agreement.

     7.19 RESIGNATION OF PETER ZIMBLE. The Company will use its best efforts to insure that Peter Zimble resigns from the Board of Directors of the Company prior to the filing by the Company of a registration statement relating to the initial public offering of its Common Stock with the Securities and Exchange Commission.


                                      SECTION 8
                    RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                            COMPLIANCE WITH SECURITIES ACT

     8.1 RESTRICTIONS ON TRANSFERABILITY. The Shares and the Conversion Stock are "Restricted Securities" and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 8, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Shares or the Conversion Stock held by such Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 8.

     8.2   RESTRICTIVE LEGENDS.  Each certificate representing (i) the Shares,
(ii) the Conversion Stock and (iii) any other securities issued in respect of the Series A Preferred or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event ("Recapitalization"), shall (unless otherwise permitted by the provisions of Rule 144) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

     "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS WHICH ARE CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

     Each Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Series A Preferred or the Conversion Stock in order to implement the restrictions on transfer established in this Section 8.

     8.3 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 8.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership or (ii) in transactions involving the distribution without consideration of Restricted Securities by any of the Purchasers to any of its affiliates), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge, unless the Company has engaged a transfer agent to administer transfers of its capital stock, in which case, the procedures of such transfer agent shall be followed. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if requested by the Company, which request shall be in its reasonable discretion, shall be accompanied, at such holder's expense, by either (i) a written opinion of legal counsel, who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or any applicable states securities laws or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in
Section 8.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.


                                      SECTION 9
                                   INDEMNIFICATION

     9.1 GENERAL INDEMNIFICATION. The Company shall indemnify, defend and hold each Purchaser, its affiliates and their respective officers, directors, partners, employees, agents, successors and assigns (each a "Purchaser
Entity") harmless from and against all Losses (as defined below) incurred or suffered by a Purchaser Entity as a result of the breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or any Transaction Document. Each Purchaser, severally and not jointly, shall indemnify, defend and hold the Company, its affiliates, their respective officers, directors, employees, agents, successors and assigns harmless against all Losses as a result of the breach of any of its representations, warranties, covenants or agreements in this Agreement or any Transaction Document. Notwithstanding anything to the contrary in this Agreement, no indemnification payment by the Company pursuant to this Section
9 with respect to any Losses otherwise payable hereunder (other than any Losses resulting from breaches of the representation and warranty in Section 3.3 which shall not be subject to the Deductible) shall be payable until the time as such Losses shall aggregate for all Purchaser Entities to more than $100,000 (the "Deductible"), at which point the Company shall be obligated to indemnify the Purchasers from and against all Losses relating back to the first dollar.

     9.2 INDEMNIFICATION PRINCIPLES. For purposes of this Section 9, (i) "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages (excluding, however, all special, indirect, punitive or consequential damages or loss of potential profits on an investment in the Shares or otherwise, except to the extent that any indemnified party is subject to any such punitive or consequential damages pursuant to a valid, enforceable, non-appealable judgment rendered by a court of competent jurisdiction in favor of a third party against such indemnified party), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts); and (ii) each of the representations and warranties made by any party in this Agreement or any Transaction Document shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words "Material Adverse Effect," "material" and "in all material respects" or words of similar import. Any payment (or deemed payment) by the Company to a Purchaser pursuant to this
Section 9 shall be treated for federal income tax purposes as an adjustment to the price paid by such Purchaser for the Shares pursuant to this Agreement. In addition, notwithstanding anything in this Section 9 to the contrary, in the event of a breach of the representation and warranty set forth in Section 3.3(b), to the extent that the Shares held by any Purchaser represent, as calculated therein, a percentage of the outstanding shares of Common Stock that is less than the percentage set forth opposite such Purchaser's name on EXHIBIT A hereto, then the Company shall issue to such Purchaser, at no cost to the Purchaser, an additional amount of the shares of Series A Preferred Stock such that, if such issuance were made on the Closing Date, such representation and warranty would have been true and accurate in all respects when made.

     9.3 CLAIM NOTICE; RIGHT TO DEFEND. A party seeking indemnification (the "Indemnified Party") under this Section 9 shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the party from whom indemnification is being sought (the "Indemnifying Party") a claim notice relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party. If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 9 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them,
(ii) in the event the Indemnifying Party has not assumed the defense thereof within ten (10) days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. If any Indemnified Party employs such separate counsel it will not enter into any settlement agreement which is not approved by the Indemnifying Party, such approval not to be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

     9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall survive the execution and delivery of this Agreement and the Closing until the close of business on the date which is two
(2) years after the Closing Date (except to the extent a Claim Notice has been given in accordance with Section 9.3, in which case, such representations and warranties shall survive until the resolution of the claim or claims for indemnity set forth in such notice, and except to the extent of the representations and warranties contained in Section 3.8, which shall survive until the termination of their respective, applicable statute of limitations) and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Purchaser. All covenants and agreements in this Agreement shall survive until, by their terms, they are no longer operational.

                                      SECTION 10
                                    MISCELLANEOUS

     10.1 GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     10.2 EXPENSES. The parties hereto pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, however, that whether or not the transactions contemplated hereby are consummated, the Company shall, promptly upon request therefor, reimburse (i) Pequot for its reasonable costs and expenses (including, without limitation, the fees and expenses of its counsel) in connection with the transactions contemplated hereby and for any out-of-pocket expenses of Pequot (including, without limitation, legal fees and expenses) incurred to enforce this provision, up to an amount not exceeding $25,000 and (ii) Intel Corporation in the amount of $10,000.

     10.3 OTHER REMEDIES. In addition to those remedies specifically set forth herein and in the Transaction Documents, if any, each Purchaser may proceed to protect and enforce its rights under this Agreement and the Transaction Documents either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or in the Transaction Documents. No right or remedy conferred upon or reserved to the holders of Shares under this Agreement or the Transaction Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given under this Agreement and the Transaction Documents or now and hereafter existing under applicable law. Every right and remedy given by this Agreement and the Transaction Documents or by applicable law to the holders of Shares may be exercised from time to time and as often as may be deemed expedient by the holders.

     10.4 FURTHER ASSURANCES. At any time or from time to time after the Closing, the Company, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the Purchase and to otherwise carry out the intent of the parties hereunder.

     10.5 NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

     10.6 EXCHANGES; LOST, STOLEN OR MUTILATED CERTIFICATES. Upon surrender by any Purchaser to the Company of any certificate representing the Shares, the Company at its expense shall issue in exchange therefor, and deliver to such Purchaser, new certificates representing such Shares in such amounts or denominations as may be requested by such Purchaser. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Shares and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense shall issue and deliver to such Purchaser a new certificate for such Shares, of like tenor, in lieu of such lost, stolen or mutilated certificate.

     10.7  SUCCESSORS AND ASSIGNS.   Except as otherwise expressly provided in
this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

     10.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Shares (including for this purpose the Conversion Stock) may, with the Company's prior written consent, waive, modify or amend, on behalf of all such holders, any provision hereof other than the conditions set forth in Section 5.

     10.9 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing (or in the form of a facsimile (confirmed in writing) to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by facsimile outside of normal business hours) and shall be mailed by registered or certified mail or by a nationally recognized overnight courier, postage prepaid, or otherwise delivered by hand, messenger, or facsimile (as provided above) addressed (a) if to a Purchaser, at the address or facsimile number for such Purchaser as set forth on the signature pages hereto or at such other address or facsimile number as such Purchaser shall have furnished to the Company in writing, with a copy to David Malat, Chief Financial Officer of Pequot, 500 Nyala Farm Road, Westport, CT 06880, fax: (203) 429-2517, (b) if to any other holder of Shares or Conversion Stock, at such address or facsimile number as such holder shall have furnished the Company in writing or, until any such holder so furnishes an address or facsimile number to the Company, then to and at the address or facsimile number of the last holder of such Shares or Conversion Stock who has so furnished an address or facsimile number to the Company or (c) if to the Company, to 1901 Main Street, 2nd Floor, Santa Monica, California 90405, fax: (310) 382-3310, and addressed to the attention of the Corporate Secretary (or at such other address or facsimile number as the Company shall have furnished in writing to the Purchasers), with a copy to Riordan & McKinzie, 300 South Grand Avenue, 29th Floor, Los Angeles, California, 90071, fax: (213) 229-8550, Attention Timothy F. Sylvester, Esq.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if by nationally recognized overnight courier, the following business day after it has been timely delivered to or deposited with such courier, addressed and mailed as aforesaid, or, if by facsimile, pursuant to the above, when received.

     10.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     10.11 DESCRIPTIVE HEADINGS. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

     10.12 FACSIMILE SIGNATURES. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

     10.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

                      SIGNATURE PAGE FOR INTERPACKET GROUP, INC.
               SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"COMPANY"      INTERPACKET GROUP, INC., a Delaware corporation


               By:  /s/ Jonathan Gans
                    ----------------------------------------------------------
                    Jonathan Gans
                    Chief Executive Officer

"PURCHASERS"        PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited
                    partnership


               By:  /s/ Amiel Peretz
                    ----------------------------------------------------------
               Name: Amiel Peretz
               Title: Chief Operating Officer-Pequot Capital Management, Inc.
                      as Investment Manager

               Address:  500 Nyala Farm Road
                         Westport, CT  06880
                         Fax:  (203) 429-2400

               INTEL CORPORATION, a
               Delaware corporation


               By:  /s/ Arvind Sodhani
                    ----------------------------------------------------------
               Print Name: Arvind Sodhani
               Title: Vice President and Treasurer

               Address:  2200 Mission College Blvd.
                         Santa Clara, CA  95052
                         Attn: M&A Portfolio Manager - M/S RN6-46
                         Fax No. (408) 765-6038

               With copies to:
                         Intel Corporation
                         2200 Mission College Blvd.
                         Santa Clara, CA  95052
                         Attention:  General Counsel
                         Fax No. (408) 765-1859

               BAYSTAR CAPITAL, L.P., a
               Delaware limited partnership

               By:  BayStar Capital Management LLC,
                    its General Partner


                    By:  /s/ Steven M. Lamar
                         ---------------------------------------------------
                         Name:  Steven M. Lamar
                         Title:   Vice President

               Address:  1500 West Market Street, Suite 200
                         Mequon, WI  53092
                         Fax: (415) 835-3777


               H&Q INTERPACKET GROUP INVESTORS, LLC



               By:  /s/ Robert N. Savoie
                    -------------------------------------
                    Name: Robert N. Savoie
                    Title: Tax Director, Attorney-in-Fact

               Address:  One Bush Street
                         San Francisco, CA  94104
                         Fax: (415) 439-3818


               HAMBRECHT & QUIST CALIFORNIA



               By:  /s/ Robert N. Savoie
                    -------------------------------------
                    Name: Robert N. Savoie
                    Title: Tax Director, Attorney-in-Fact

               Address:  One Bush Street
                         San Francisco, CA  94104
                         Fax: (415) 439-3818

               HAMBRECHT & QUIST EMPLOYEE VENTURE FUND, L.P. II

               By:  H&Q Venture Management, L.L.C.,
                    its General Partner

                    By: /s/ Robert N. Savoie
                        --------------------------------------
                         Name: Robert N. Savoie
                         Title: Tax Director, Attorney-in-Fact

                    Address:  One Bush Street
                              San Francisco, CA  94104
                              Fax: (415) 439-3818


               ACCESS TECHNOLOGY PARTNERS, L.P.

               By:  Access Technology Management, L.L.C.,
                    its General Partner

                    By:  H&Q Venture Management, L.L.C.,
                         its Managing Member

                         By: /s/ Robert N. Savoie
                             -----------------------------------
                              Name: Robert N. Savoie
                              Title: Tax Director, Attorney-in-Fact

                         Address:  One Bush Street
                                   San Francisco, CA  94104
                                   Fax: (415) 439-3818


               ACCESS TECHNOLOGY PARTNERS BROKERS FUND, L.P.

               By:  H&Q Venture Management, L.L.C.,
                    its General Partner

                    By: /s/ Robert N. Savoie
                        --------------------------------------
                         Name: Robert N. Savoie
                         Title: Tax Director, Attorney-in-Fact

                    Address:  One Bush Street
                              San Francisco, CA  94104
                              Fax: (415) 439-3818

               BAYSTAR INTERNATIONAL LTD, a
               British Virgin Island corporation

               By:  BayStar International Management, LLC,
                    its General Partner


                    By: /s/ Steven M. Lamar
                        --------------------------------------
                         Name:  Steven M. Lamar
                         Title:   Vice President

               Address:  1500 West Market Street, Suite 200
                         Mequon, WI  53092
                         Fax: (415) 835-3777

                                      EXHIBIT A

                                  LIST OF PURCHASERS


                                                              Fully Diluted
                                                               Percentage
                                                             of Outstanding
                                                 Purchase        Common
            Name              No. of Shares       Price           Stock
----------------------------  --------------   -----------   ---------------

 Pequot Private Equity          1,800,000       $9,000,000      10.91%
 Fund II, L.P.
 Intel Corporation               800,000        $4,000,000       4.85%

 BayStar Capital, L.P.           100,000         $500,000        .61%

 BayStar International           100,000         $500,000        .61%
 Ltd.

 H&Q InterPacket Group            16,800         $84,000         .10%
 Investors, LLC
 Hambrecht & Quist                10,000         $50,000         .06%
 California

 Hambrecht & Quist                10,000         $50,000         .06%
 Employee Venture Fund,
 L.P. II

 Access Technology               160,000         $800,000        .97%
 Partners, L.P.

 Access Technology                3,200          $16,000         .02%
 Partners Brokers Fund,
 L.P.